Exhibit 10.53




                  RESOLVED, that in addition to the options awarded under the 1998 Long-Term Incentive Plan, as Amended and Restated, the annual fee paid to each of the Corporation's outside directors shall be the sum of
         (i) a$16,500 annual base fee for each Chairman of the Audit Committee, Compensation Committee and the Nomination & Governance Committee and a $14,000 annual base fee for other outside directors, plus $1,000 for each non-telephonic Board of Directors meeting attended (whether such attendance is in person or via telephone), $500 for each Committee meeting (telephonic or non-telephonic) attended and $500 for each telephonic Board of Directors meeting attended, payable quarterly in arrears; and (ii) one annual grant of 2,500 shares of the Corporation's common stock as of each Annual Shareholders' Meeting at which the outside director is elected (or re-elected) as a director of the Corporation, effective July 1, 2005.